Exhibit 99.1

GILLA CLOSES ACQUISITION OF E-LIQUID MANUFACTURER

DAYTONA BEACH, FLORIDA – (July 1, 2015) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), is pleased to announce that, further to its news release announcing the signing of a letter of intent on June 9, 2015, the Company has formally closed its acquisition of all of the issued and outstanding shares of E Liquid Wholesale, Inc. (“E Liquid Wholesale”), a Florida based e-liquid manufacturer (the “Acquisition”) for $1.125 million (the “Purchase Price”).

The Company paid to the vendors $225,000 in cash and issued three tranches of promissory notes, each having a face value of $300,000 and due 4, 9 and 18 months from the closing date. The promissory notes are non-interest bearing, and at the option of the vendors, up to one third of each tranche of promissory notes can be repaid in common stock of the Company, calculated using the five day weighted average closing market price of the Company prior to the maturity of the promissory notes.

The cash portion of the Purchase Price was financed through a secured promissory note for CDN$300,000 (the “Secured Note”) issued to an existing institutional investor of the Company. The Secured Note is due January 1st, 2016 and accrues interest at 10% per annum.   The institutional investor also received 500,000 common share purchase warrants of the Company exercisable at $0.15 per share for a period of 12 months.

Key Transaction Highlights

●	The acquisition provides Gilla with its own United States based e-liquid manufacturing platform.
●	The scalability of the manufacturing facility provides Gilla with a key asset in its continued strategy to consolidate the highly fragmented e-liquid industry.
●	Attractive transaction structure that has been financed through deferred payments and debt in order to mitigate short-term dilution to shareholders.
●	An accretive acquisition based on a valuation multiple of approximately 3.2x 2014 EBITDA on revenues of approximately $2.5 million.

Mr. Yaron Elkayam, founder, shareholder and President of E Liquid Wholesale will remain in his role as President.  No other shareholders, directors or officers of E Liquid Wholesale will remain with the business.

“I am delighted to complete this exciting deal and become part of the Gilla strategy to be the leading global manufacturer of e-liquids”, said Yaron Elkayam, President of E Liquid Wholesale. He continued, “I share a similar vision to the Gilla management team and I look forward to working with Graham to execute on his plan and to deliver significant value to the Gilla shareholders”.

“We are very excited about the completion of the E Liquid Wholesale Acquisition, which, in addition to adding free cash flow to our Company, provides a cornerstone asset for our e-liquid consolidation strategy,” stated Graham Simmonds, Chairman and CEO of Gilla Inc.  He added, “I would like to welcome Yaron and his team to our organization and I personally look forward to working with them to advance our revenue growth and expansion plans.”

About E Liquid Wholesale, Inc.
E Liquid Wholesale, Inc. manufactures e-liquids, which is the nicotine based liquid used in an electronic cigarette or vaporizer that is then heated by the atomizer to deliver the sensation, taste and feel of smoking. E-liquids can vary in flavor, consistency, throat hit, and nicotine concentration (and may contain no nicotine at all). E Liquid Wholesale manufactures primarily as a white-label service provider and supports a number of well-known brands within the industry.

About Gilla Inc.
Gilla Inc. designs, markets and distributes electronic cigarettes, vaporizers, e-liquids and related accessories. Gilla has a two-pronged business model: white-label solutions, including branding, marketing and sales support; and e-commerce solutions like Charlie’s Club, a members-only online e-cigarette monthly subscription service featuring free hardware and no contracts. E-cigarettes and vaporizers are replacements for traditional cigarettes allowing smokers to reproduce the smoking experience. E-cigarettes and vaporizers do not burn tobacco and are not smoking cessation devices.

Forward-looking Statements
Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gillainc.com, or contact:

Gilla Inc.
Mr. J. Graham Simmonds
Chairman and Chief Executive Officer
w: 1 (647) 503-6602
email: graham@gillainc.com
website: www.gillainc.com
twitter: @gillainc